CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2026, relating to the financial statements and financial highlights of U.S. Global GO GOLD and Precious Metal Miners ETF, U.S. Global Jets ETF, U.S. Global Sea to Sky Cargo ETF, and U.S. Global Technology and Aerospace & Defense ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 24, 2026